                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                         ALZA CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                        MERRILL CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                                ALZA CORPORATION
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD MAY 11, 1995 AT 10:00 AM
                            ------------------------

To the Stockholders of ALZA Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALZA Corporation will be held at 950 Page Mill Road, Palo Alto, California, on Thursday, May 11, 1995 at 10:00 am, for the following purposes:

        1. To elect two Class II directors to hold office for a term ending in 1998 and until their successors are elected;

        2. To amend and restate ALZA's 1992 Stock Option Plan (i) to increase by 3,000,000 the number of shares of Common Stock reserved for issuance under the plan; (ii) to limit the number of shares as to which options may be granted to any participant under the plan; (iii) to provide for grants of restricted stock under the plan; and (iv) to rename the plan the ALZA Corporation Amended and Restated Stock Plan;

        3. To amend and restate ALZA's 1984 Employee Stock Purchase Plan (i) to increase by 500,000 the number of shares of Common Stock reserved for issuance under the plan; (ii) to provide for semi-annual (in lieu of annual) purchases and enrollments; and (iii) to rename the plan the ALZA Corporation Amended and Restated Employee Stock Purchase Plan;

        4. To consider and act upon a stockholder proposal, if presented at the meeting;

        5. To ratify the appointment of Ernst & Young LLP as ALZA's independent auditors for the fiscal year ended December 31, 1995; and

        6. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

    Only holders of record of ALZA's Common Stock at the close of business on March 14, 1995 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                                JULIAN N. STERN
                                                   SECRETARY

Palo Alto, California
March 21, 1995

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

                                ALZA CORPORATION

                                PROXY STATEMENT
                            ------------------------

To the Stockholders of ALZA Corporation:

    The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of ALZA Corporation ("ALZA"), a Delaware corporation, for use at ALZA's Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 am on Thursday, May 11, 1995 at ALZA's headquarters located at 950 Page Mill Road, Palo Alto, California 94304; telephone number (415) 494-5000.

    Only holders of record of ALZA's Common Stock as of the close of business on March 14, 1995 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, ALZA had outstanding 82,087,188 shares of its Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held.

    Any holder of Common Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of ALZA, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

    Broker non-votes, and shares held by stockholders present in person or by proxy at the meeting but abstaining on a vote, will be counted in determining whether a quorum is present at the Annual Meeting. However, abstentions by stockholders present in person or by proxy at the meeting are counted as votes against a proposal for purposes of determining whether or not a proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    This Proxy Statement and the accompanying proxy card are being mailed to ALZA stockholders on or about March 21, 1995. Directors, officers and other employees of ALZA may solicit proxies by personal interview, telephone, telegraph or facsimile, without special compensation. Any costs of such solicitation will be borne by ALZA.

                             ELECTION OF DIRECTORS

    ALZA's Certificate of Incorporation provides for three classes of directors:
Class I, Class II and Class III. Only one class of directors is elected at each annual meeting of stockholders, each director to serve for a three-year term. In accordance with the Certificate of Incorporation, Class II directors are to be elected at the 1995 annual meeting, Class III directors are to be elected at the 1996 annual meeting and Class I directors are to be elected at the 1997 annual meeting.

NOMINEES

    There currently are three Class II directors. On February 16, 1995, the Board of Directors voted to amend ALZA's Bylaws, effective as of the date of the Annual Meeting, to decrease the number of directors constituting the Board from ten to nine directors because Dr. Jane E. Shaw, ALZA's former President and Chief Operating Officer, will not be standing for re-election. As a result of this amendment, two Class II directors are to be elected to the Board at the Annual Meeting, each to serve until the annual meeting of stockholders to be held in 1998 and until his successor has been elected and qualified, or until his earlier death, resignation or removal. The nominees for election at the Annual Meeting are Dr. Robert J. Glaser and Dean O. Morton.

    Both of the nominees presently are directors of ALZA. If either nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board.

The Board has no reason to believe that either nominee will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of both nominees unless marked to the contrary. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, two directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy. Thus, nominees who receive the first and second highest number of votes in favor of their election will be elected, regardless of the number of abstentions or non-votes.

    The following table provides the names of the nominees for election as directors and each other director who will be serving as a director after the Annual Meeting and indicates the periods during which such persons have served as directors of ALZA.

                                                                                                         DIRECTOR
                                                                                                       CONTINUOUSLY
NAME AND POSITIONS WITH ALZA IN ADDITION TO DIRECTOR                                                       SINCE
- ----------------------------------------------------------------------------------------------------  ---------------
NOMINEES (CLASS II DIRECTORS)

  Dr. Robert J. Glaser..............................................................................          1987
  Dean O. Morton....................................................................................          1987

INCUMBENTS (CLASS I AND CLASS III DIRECTORS)

CLASS I DIRECTORS
  William G. Davis..................................................................................          1989
  Martin S. Gerstel.................................................................................          1980
  Julian N. Stern...................................................................................          1982
   Secretary

CLASS III DIRECTORS
  Dr. Ernest Mario..................................................................................          1993
   Co-Chairman and Chief Executive Officer
  Rudolph A. Peterson...............................................................................          1969
  Isaac Stein.......................................................................................          1987
  Dr. Alejandro Zaffaroni...........................................................................          1968
   Co-Chairman and Founder

BUSINESS EXPERIENCE OF DIRECTORS

    NOMINEES (CLASS II DIRECTORS)

    Dr. Robert J. Glaser, 76, has been the Director for Medical Science of the Lucille P. Markey Charitable Trust since 1984, and a trustee since 1988. Prior to that time he was President, Chief Executive Officer and a trustee of the Henry J. Kaiser Family Foundation. Dr. Glaser is a director of Nellcor Incorporated and Hanger Orthopedic Group, Inc. In 1991, Dr. Glaser retired as a director of Hewlett-Packard Company after serving since 1971.

    Dean O. Morton, 63, retired in October 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company, where he held various positions since 1960. Mr. Morton is a director of Raychem Corporation, Clorox Company, Centigram Communications Corporation, Metropolitan Series Fund and Metlife Portfolios and Tencor Instruments. He is also a trustee of the State Street Research & MetLife-State Street Funds.

    INCUMBENTS (CLASS I AND CLASS III DIRECTORS)
    CLASS I DIRECTORS

    William G. Davis, 63, is an independent business consultant. Prior to his retirement from Eli Lilly & Company in 1984, Mr. Davis held various senior executive positions during his 27-year tenure with that company. Mr. Davis is a director of ABIOMED, Inc., Collagen Corporation, Endosonics Corporation and Target Therapeutics, Inc.

    Martin S. Gerstel, 53, retired in August 1993 as ALZA's Co-Chairman and Chief Executive Officer, having served in such capacity since 1987, and as ALZA's Chief Financial Officer, having served in such capacity since 1968. Mr. Gerstel served as ALZA's President from 1982 until 1987 and its Chief Operating Officer from 1980 to 1987. Mr. Gerstel is currently a part-time employee of ALZA, undertaking special projects as requested by the Chief Executive Officer. He is also a director of TEVA Pharmaceutical Industries of Israel.

    Julian N. Stern, 70, has been Secretary of ALZA since 1968. He is the sole employee of a professional corporation that is a member of the law firm of Heller, Ehrman, White & McAuliffe.

    CLASS III DIRECTORS

    Dr. Ernest Mario, 56, is the Co-Chairman and Chief Executive Officer of ALZA. Prior to joining ALZA, Dr. Mario served as Chief Executive of Glaxo Holdings plc, a pharmaceutical corporation, from 1989 to March 1993, and as Deputy Chairman from January 1992 to March 1993. Prior to that time, Dr. Mario served as Chairman and Chief Executive Officer of Glaxo, Inc., a subsidiary of Glaxo Holdings, from 1988 to 1989 and as President and Chief Operating Officer of Glaxo, Inc., from 1986 to 1988. Prior to joining Glaxo, Dr. Mario had held various executive positions with E. R. Squibb & Sons since 1977.

    Rudolph A. Peterson, 90, is the President and Chief Executive Officer (retired) and honorary director of Bank America Corporation and Bank of America N.T. & S.A. and the Administrator (retired) of the United Nations Development Programme.

    Isaac Stein, 48, has been President of Waverley Associates, Inc., a private investment firm, since 1983. Mr. Stein served as Chairman of the Board of Esprit de Corp from June 1990 to December 1992. Mr. Stein is also a trustee of the Benham Group of Mutual Funds and a director of Raychem Corporation.

    Dr. Alejandro Zaffaroni, 72, the founder of ALZA, has been Chairman of the Board of ALZA since 1982 (Co-Chairman since 1987) and was ALZA's Chief Executive Officer from 1968 until 1987. He was President of ALZA from 1968 until 1982. From 1988 to March 1, 1995, Dr. Zaffaroni was Chairman and Chief Executive Officer of Affymax N.V., a drug discovery company. He currently spends 50% of his time on the affairs of ALZA and, prior to March 1, 1995, he spent 50% of his time on those of Affymax N.V.

MEETINGS AND COMMITTEES OF THE BOARD

    There were eight meetings of the full Board during fiscal 1994. The Board has two standing committees, the Compensation and Benefits Committee and the Finance and Audit Committee. The current members of the Compensation and Benefits Committee are Dr. Glaser, Mr. Morton, and Mr. Stein, none of whom is an employee of ALZA. The Compensation and Benefits Committee, which met four times during 1994, approves all of ALZA's compensation plans, including the awarding of options under ALZA's stock option plan, and the compensation arrangements for ALZA's senior management. The Finance and Audit Committee, which met four times during fiscal 1994, consults with ALZA's independent auditors concerning their auditing plan, the results of their audit, the appropriateness of accounting principles used by ALZA and the adequacy of ALZA's general accounting controls. The current members of the Finance and Audit Committee are Messrs. Morton, Peterson, Stern, Davis and Stein, none of whom is an employee of ALZA. During 1994, each director attended at least 75% of the meetings of the full Board and the committees of the Board on which he or she served.

    ALZA has no standing nominating committee. ALZA's Bylaws provide that stockholders may nominate candidates for election as directors by delivery of written notice to ALZA's Secretary at least sixty days in advance of the stockholders' meeting or ten days after notice of the meeting is first given to stockholders, whichever is later. Any such notice must set forth the name and address of the nominating stockholder and the nominee, and such information concerning both such persons as would be required by the rules and regulations of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee. The notice must be accompanied by the written consent of the nominee to serve as a director, if elected.

    Each director who is not an employee of ALZA receives an annual retainer fee of $20,000. Prior to August 11, 1994, each director who was not an employee of ALZA received fees of $500 for attendance at each meeting day of the Board and any committee on which the director served; the chairmen of the Compensation and Benefits Committee and the Finance and Audit Committee received fees of $1,000 for each meeting day of their respective committee in lieu of the $500 fee. Effective August 11, 1994, each director who is not an employee of ALZA receives fees of $1,000 for attendance at each meeting day of the Board and $750 for each regular meeting of any committee on which the director serves and $500 for each special meeting of any committee on which the director serves (except for chairmen of the committees who receive $1,250 for each meeting day of their respective committees). In addition, each director who is not an employee of ALZA receives a fee of $350 for attendance at each teleconference meeting of the Board lasting more than one hour. ALZA's Secretary receives a fee for attending meetings of the Compensation and Benefits Committee equal to the fee paid to the directors who serve on that committee. ALZA's non-employee directors receive options to purchase Common Stock pursuant to the automatic grant provisions of ALZA's stock option plan.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table sets forth certain information relating to compensation paid or accrued for services in all capacities during the fiscal years indicated with respect to Dr. Ernest Mario, ALZA's Chief Executive Officer, each of ALZA's other four most highly compensated executive officers who were serving as executive officers as of December 31, 1994, and Dr. Jane E. Shaw, whose employment as ALZA's President and Chief Operating Officer terminated on September 30, 1994 (the "Named Executive Officers").

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                        ANNUAL COMPENSATION                      AWARDS
                                       -----------------------------------------------------  -------------
                                                                                 OTHER         SECURITIES
                                                                                 ANNUAL        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITIONS             YEAR     SALARY (1)   BONUS (1)(2) COMPENSATION (3)   OPTIONS (4)   COMPENSATION (5)
- -------------------------------------  ---------  -----------  -----------  ----------------  -------------  ----------------
Dr. Ernest Mario (6)                        1994  $   541,667   $  --          $   68,316           75,000     $     31,864
 Co-Chairman and Chief Executive            1993      250,000      25,000          --              750,000            6,063
 Officer
Dr. Alejandro Zaffaroni (6)                 1994      245,835      --              --              --               177,284
 Co-Chairman and Founder                    1993      222,917      15,000          --              --               148,695
                                            1992      212,500      20,000          --              --               120,892
Dr. Felix Theeuwes                          1994      287,498      30,000          --               75,000           80,337
 President, ALZA Technology Institute       1993      246,834      20,000          --               25,000           85,335
 and Chief Scientist                        1992      231,000      30,000          --              --                66,865
Dr. Samuel R. Saks                          1994      260,334      40,000          --               60,000            5,905
 Senior Vice President,
 Medical Affairs
Adrian M. Gerber                            1994      246,670      22,000          21,853           20,000           25,820
 Executive Vice President, Commercial       1993      237,450      20,000          43,706           20,000           34,632
 Development                                1992      224,700      30,000          56,700          --                30,231
Dr. Jane E. Shaw (6)                        1994      342,315      --              --               30,000          163,134
 Former President and Chief Operating       1993      317,921      30,000          --              100,000          111,729
 Officer                                    1992      282,528      40,000          --              --                95,358

- ------------------------
(1) Amounts shown include compensation earned and received by the Named Executive Officers as well as amounts deferred at the election of such persons under ALZA's Executive Deferral Plans and Tax Deferral Investment Plan.
(2) Bonuses consist of amounts paid under ALZA's PACE bonus program (or the predecessor Executive Incentive Plan, which has been discontinued).
(3) Amount shown for Dr. Mario consists of relocation expenses incurred and paid in 1994. Amounts shown for Mr. Gerber consist of a mortgage differential benefit paid for the years shown (see "Certain Transactions").
(4) The options were granted for a term of ten years. All unvested options are subject to earlier termination in the event of the termination of a participant's relationship with ALZA. Of the options granted to Dr. Mario, the option for 75,000 shares is fully exercisable on November 29, 1997 and the option for 750,000 shares is exercisable in six equal annual installments commencing on August 10, 1994. Of the options granted to Dr. Theeuwes, the option for 75,000 shares is fully exercisable on June 6, 1997 and the option for 25,000 shares is fully exercisable on August 10, 1996. The option for 60,000 shares granted to Dr. Saks is fully exercisable on June 6, 1997. Of the options granted to Mr. Gerber, one option for 20,000 shares is exercisable in two equal annual installments commencing on August 10, 1996 and the other option for 20,000 shares is fully exercisable on August 10, 1996. The options granted to Dr. Shaw for 30,000 shares and 100,000 shares, respectively, are fully exercisable. All options were granted at fair market value on the date of grant. In the event that certain change in control events were to occur, all such options would become immediately exercisable. The option exercise price may be paid, subject to certain conditions, by delivery of already owned shares or with the proceeds from the sale of the option shares. The tax withholding obligations related to the exercise may be paid, subject to certain conditions, by delivery of already-owned shares or by offset of the shares issuable upon exercise of the option. Under the terms of ALZA's stock option plan, the Compensation and Benefits Committee retains discretion, subject to plan limits, to reprice options and to otherwise modify the terms (including the exercise price and vesting dates) of outstanding options.
(5) Amounts shown for the fiscal year ended December 31, 1994 consist of: (i) amounts contributed by ALZA to the participants' accounts under ALZA's Retirement Plan as follows: $16,292 for Dr. Theeuwes, $5,905 for Dr. Saks and $16,292 for Mr. Gerber, and (ii) amounts representing interest in excess of 120% of the applicable federal long-term rate on amounts deferred at the election of the participants under ALZA's Executive Deferral Plans. Such reportable interest for 1994 totalled $31,864 for Dr. Mario, $177,284 for Dr. Zaffaroni, $64,045 for Dr. Theeuwes, $9,528 for Mr. Gerber and $103,893 for Dr. Shaw. Amounts shown for Dr. Shaw also include $15,492 received as the recipient of ALZA's Founder's Award for 1994 and $43,750 pursuant to an agreement between ALZA and Dr. Shaw in connection with the termination of her employment with ALZA (see "Certain Transactions").
(6) Dr. Mario joined ALZA in August 1993. Dr. Zaffaroni devoted 50% of his time to the affairs of ALZA during 1992, 1993 and 1994. Dr. Shaw's employment as ALZA's President and Chief Operating Officer terminated on September 30, 1994.

                               1994 OPTION GRANTS

    The following table sets forth information relating to options granted in 1994 to the Named Executive Officers. In addition, in accordance with the rules of the Securities and Exchange Commission, the table shows hypothetical gains that would exist for such options based (i) on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% per year from the date the options were granted over the full option term, and (ii) on the Black-Scholes option pricing model.

                                                                     INDIVIDUAL GRANTS
                                               -------------------------------------------------------------
                                                  NUMBER OF
                                                 SECURITIES     PERCENT OF TOTAL
                                                 UNDERLYING      OPTIONS GRANTED     EXERCISE
                                                   OPTIONS       TO EMPLOYEES IN     PRICE PER    EXPIRATION
NAME                                             GRANTED (3)       FISCAL YEAR       SHARE (4)       DATE
- ---------------------------------------------  ---------------  -----------------  -------------  ----------
Dr. Ernest Mario.............................        75,000              7.5     % $     19.25     11/29/04
Dr. Alejandro Zaffaroni......................       --               --                --            --
Dr. Felix Theeuwes...........................        75,000              7.5             25.50       6/6/04
Dr. Samuel R. Saks...........................        60,000              6.0             25.50       6/6/04
Adrian M. Gerber.............................        20,000              2.0             21.75      8/10/04
Dr. Jane E. Shaw.............................        30,000              3.0             21.75      7/30/96


                                                      POTENTIAL REALIZABLE VALUE AT          GRANT DATE
                                                      ASSUMED ANNUAL RATES OF STOCK           ESTIMATED
                                                         PRICE APPRECIATION FOR                PRESENT
                                                             OPTION TERM (1)                  VALUE (2)
                                               -------------------------------------------  -------------
NAME                                            0% PER YEAR    5% PER YEAR   10% PER YEAR   BLACK-SCHOLES
- ---------------------------------------------  -------------  -------------  -------------  -------------
Dr. Ernest Mario.............................  $         0    $     908,250  $   2,301,000  $    726,000
Dr. Alejandro Zaffaroni......................      --              --             --             --
Dr. Felix Theeuwes...........................            0        1,203,000      3,048,000       937,500
Dr. Samuel R. Saks...........................            0          962,400      2,438,400       750,000
Adrian M. Gerber.............................            0          273,600        693,200       213,800
Dr. Jane E. Shaw.............................            0          410,400      1,039,800       320,700

- ------------------------------
(1) The amounts represent certain assumed rates of appreciation over the exercise price per share (before taxes). Actual gains, if any, on stock option exercises are dependent on the future performance of ALZA Common Stock. There can be no assurance that any of the values reflected in this table will be achieved.

(2) The amounts shown are based on a modified Black-Scholes option pricing model. Based on the dates of their respective grants, the estimated value for Dr. Mario's options assumes a risk-free rate of return of 8.07% and 40% volatility; the estimated values for the options of Drs. Theeuwes and Saks assume a risk-free rate of return of 7.14% and 41% volatility; and the estimated values for the options of Mr. Gerber and Dr. Shaw assume a risk-free rate of return of 7.52% and 39% volatility. The risk-free rate of return was derived from U.S. Strip Treasury zero-coupon bonds maturing on or about the time of option expiration. The volatility is based on the volatility of ALZA Common Stock for the 36 months preceding the date of the respective grant. The estimated values for all options assume a ten-year option term and a zero dividend yield. A discount of 25% was applied to the option value yielded by the model to reflect the nontransferability of employee options. The actual gain realized on options will depend on the future price of the Common Stock and cannot be accurately forecast by application of an option price model.

(3) For a description of the material terms of the options, see footnote 4 of the Summary Compensation Table.

(4) Options were granted at an exercise price equal to the fair market value of ALZA Common Stock, as determined by reference to the average of the high and low price reported on the New York Stock Exchange on the date of grant.

       1994 AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth with respect to the Named Executive Officers certain information relating to options exercised during fiscal 1994.

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                   SHARES        VALUE     OPTIONS AT FISCAL YEAR-END    AT FISCAL YEAR-END (2)
                                 ACQUIRED ON   REALIZED    --------------------------  --------------------------
             NAME                 EXERCISE        (1)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Dr. Ernest Mario...............      10,000    $ (12,500)     115,000        700,000   $         0   $         0
Dr. Alejandro Zaffaroni........      --           --           --            --                 --            --
Dr. Felix Theeuwes.............       4,000       26,500       38,000        128,000             0             0
Dr. Samuel R. Saks.............      --           --           10,000         95,000             0             0
Adrian M. Gerber...............      --           --           60,000         60,000        60,000        20,000
Dr. Jane E. Shaw...............      36,000      586,000      270,000        --            325,000            --

- ------------------------
(1) Market value of ALZA Common Stock based on the closing sales price as reported on the composite tape at the exercise date minus the exercise price.

(2) Market value of ALZA Common Stock at fiscal year-end based on the closing sales price as reported on the composite tape on December 30, 1994 ($18.00) minus the exercise price of "in-the-money" options. At March 1, 1995, the closing sales price of ALZA Common Stock was $22.50.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Compensation and Benefits Committee (the "Committee") of the Board of Directors is generally responsible for decisions concerning the compensation to be paid to ALZA's executive officers. The Committee consists of Robert J. Glaser, M.D. (Chairman), Dean O. Morton and Isaac Stein, each of whom is a non-employee director of ALZA. In determining compensation policies, the Committee has access to compensation surveys for regional high technology companies (which compete with ALZA in the recruitment of senior personnel) and national pharmaceutical industry compensation information. The Committee also consults with ALZA's Senior Director of Compensation and Benefits. Set forth below is the report of the Committee with respect to ALZA's compensation policies during 1994 as they affected the company's Chief Executive Officer and the company's other executive officers.

COMPENSATION POLICIES AFFECTING EXECUTIVE OFFICERS

    ALZA's compensation policies affecting its executive officers are designed to provide targeted compensation levels that are competitive with those of regional high technology companies and national pharmaceutical companies, to assist the company in attracting and retaining qualified executives. The Committee believes that ALZA's compensation structure has historically been at the low end of pharmaceutical companies with respect to salary and bonus payable to its executive officers generally, and to its Chief Executive Officer in particular. The S&P Drugs Index, the industry group included for comparison in "Performance Graphs" below, consists of large national pharmaceutical companies, which have been used as a reference in setting salaries of ALZA's executives.

    ALZA's compensation policies take into account ALZA's overall performance during the prior year, as well as the executive officers' individual achievements and contributions to the company during the year. In addition, ALZA's compensation policies recognize the importance of stock ownership by, and stock option programs for, senior executives, in order to promote identity of long-term interests between the executives and the stockholders of ALZA.

    In determining the compensation to be paid to ALZA's executive officers, the Committee employs compensation policies designed to align compensation with ALZA's overall business strategy, values and management initiatives. These policies are intended to (i) reward executives for long-term strategic management and the enhancement of stockholder value; (ii) support a performance-oriented environment that rewards achievement of internal company objectives; (iii) recognize company performance compared to performance levels of comparable companies; and (iv) attract and retain executives whose abilities are critical to the long-term success and competitiveness of ALZA. As a result, compensation consists of salary and bonus, which provide current incentives, and stock options, which provide longer-term incentives.

    The key components of executive officer compensation at ALZA are (i) salary, which is based on factors such as the individual officer's level of responsibility for meeting the company's financial and strategic objectives and comparison to similar positions in the company and comparable companies; (ii) cash bonus awards, which are based on individual performance and the performance of ALZA, measured in terms of attainment of ALZA's financial and strategic objectives; and (iii) stock option grants, which are intended to align the executive officers' interests in the company's long-term success with the interests of the company's stockholders, as measured by changes over time in the company's stock trading price.

    Stock options are an integral part of each executive officer's compensation. The Committee believes that the opportunity for stock appreciation, through exercise of stock options that vest over time, closely aligns the interests of the executive officers with ALZA's stockholders. The size of individual awards take into account the executive officer's salary, number of unvested options and past contributions to ALZA. No one factor is given special weight, but all are part of an overall assessment.

RELATIONSHIP OF CORPORATE PERFORMANCE TO COMPENSATION PLANS

    The executive officers' compensation during 1994 comprised the following elements: (i) base salary; (ii) limited bonuses based on a combination of overall company and individual performance during the year for officers other than those who are also members of the Board of Directors; (iii) grants of stock options; and (iv) interest earned on compensation deferred by the executive officers under ALZA's Executive Deferral Plans. Both base compensation and bonuses take into consideration the achievement by ALZA of the financial and strategic objectives described above established by the Board of Directors for the company at the beginning of the year, and the individual's contribution toward achieving those objectives. The option grants take into account the executives' respective unvested options, salary and contributions to the Company.

    ALZA's corporate performance measurements focus on both financial and strategic objectives. During 1994, ALZA substantially achieved most of the strategic objectives set by its Board of Directors, which included:

    - maintaining and expanding ALZA's technological leadership position in drug delivery;

    - expanding  ALZA's   product   development/royalty  business   with   other
      pharmaceutical companies;

    - establishing the infrastructure for ALZA's expanding current and planned direct commercialization activities;

    - obtaining significant royalties from existing client agreements; and

    - accelerating  development   of   products   with   Therapeutic   Discovery
      Corporation.

However, ALZA's financial results for 1994 did not fully meet the objectives set by the Board.

OTHER COMPENSATION PLANS

    ALZA has adopted certain broad-based employee benefit plans in which the executive officers may participate on the same basis as other employees who meet eligibility criteria, subject to legal limitations on the benefits that may be made available to an individual executive officer. During 1994, these plans that involved contributions by ALZA included an Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code, under which an individual could elect to purchase up to $25,000 of ALZA's Common Stock at a price equal to 85 percent of its fair market value, and the contribution for the benefit of each employee (including executive officers) to the ALZA Retirement Plan (a defined contribution plan) of an amount based on the employee's base salary and age.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Dr. Ernest Mario, ALZA's Chief Executive Officer, received an increase of 10% in salary for 1994 over his 1993 salary rate, for a total annual salary of $550,000 (effective March 1, 1994). He also was granted an option to purchase 75,000 shares of Common Stock, vesting in November 1997. The exercise price of the option is $19.25, the fair market value of the Common Stock on the date the option was granted. The Committee believes that Dr. Mario's salary is on the low end of salaries for chief executive officers of other technology-based companies of a similar size and in the same geographic region as ALZA, as well as national pharmaceutical companies. In addition, in accordance with the recommendation of Dr. Mario, based on the performance of ALZA during the year and the fact that ALZA did not fully achieve the financial objectives established for 1994 by the Board of Directors at the beginning of the year, and as agreed by the Committee, Dr. Mario did not receive a bonus in 1994. Dr. Mario has, however, provided important leadership in achieving the Company's long-term strategic and financial objectives and will continue to provide this leadership, and the option granted in 1994 is intended to support these longer-term goals.

POLICY ON DEDUCTIBILITY OF EXECUTIVE OFFICER COMPENSATION

    Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest paid executive officers unless, in general, the compensation is exempt as "performance based." For stock compensation to be "performance based," Section 162(m) requires a limit to be set on the number of options that may be granted to employees subject to the deduction cap. The Board of Directors has approved a limit of 200,000 as the maximum number of shares as to which options may be granted to any employee, consultant or director under the 1992 Stock Option Plan (to be renamed the Amended and Restated Stock Plan upon approval of the stockholders) in any one year period, and a limit of 750,000 as the maximum number of shares as to which options may be granted in connection with an offer of employment. If approved by stockholders, these limitations will allow gains realized upon exercise of options to qualify as "performance based" and, therefore, to be excluded from compensation subject to the $1 million deductibility limit. In general, the Committee will consider the deductibility limits of Section 162(m) in determining executive compensation.

                      COMPENSATION AND BENEFITS COMMITTEE

                          Robert J. Glaser, M.D., Chairman
                                 Dean O. Morton
                                  Isaac Stein

                               PERFORMANCE GRAPHS

FIVE-YEAR TOTAL RETURN

    The rules of the Securities and Exchange Commission require that ALZA include in this Proxy Statement a line-graph presentation comparing cumulative stockholder returns on an indexed basis with the S&P 500 Index and either a nationally recognized industry standard index or an index of peer companies selected by ALZA for the five years ending December 31, 1994. ALZA has elected to use the S&P Drugs Index for purpose of the performance comparison which appears below. The past performance of ALZA's Common Stock is no indication of future performance.

    The graph below has been prepared to give effect to the distribution to ALZA stockholders on June 11, 1993 of units (the "Units"), each Unit consisting of one share of Class A Common Stock of Therapeutic Discovery Corporation ("TDC") and one warrant to purchase one-eighth of one share of ALZA Common Stock at a price of $65 per share, exercisable at any time commencing on the earlier of June 11, 1996 or the date ALZA exercises its purchase option with respect to all outstanding Class A Common Stock of TDC and expiring on December 31, 1999. Each holder of Common Stock of ALZA received one Unit for every ten shares of Common Stock held on May 28, 1993, the record date for the distribution. The graph below assumes that the one-tenth of one Unit received in respect of one share of ALZA Common Stock was sold on the distribution date (June 11, 1993) at the closing sales price of the Units on such date ($6.25) and the proceeds thereof immediately applied toward the purchase of 0.0239 shares of ALZA's Common Stock at a price based on the closing sales price of the Common Stock on such date ($26.125).

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                AMONG ALZA, THE S&P 500 AND THE S&P DRUGS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ALZA      S&P DRUGS    S&P 500
1989             100          100        100
1990          115.95        114.3       96.9
1991          223.93       188.35     126.43
1992          214.25       150.98     136.06
1993          131.86       137.07     149.64
1994           84.01       156.15     151.54

    The S&P Drugs Index includes the following: Eli Lilly and Company, Merck & Co., Inc., Pfizer, Inc, Schering-Plough Corporation, Syntex Corporation (through June 6, 1994) and The Upjohn Company.

TEN-YEAR TOTAL RETURN

    The following graph compares the cumulative stockholder returns on ALZA's Common Stock with the cumulative total return of the S&P 500 Index and the S&P Drugs Index for the ten years ending December 31, 1994. ALZA has presented ten-year data to provide a longer time perspective which is consistent with the time frame for ALZA's business of developing, manufacturing and commercializing pharmaceutical products. The graph below has been prepared in accordance with the same assumptions used for the five-year graph above. In addition, the ten-year graph below has been prepared to give effect to a subscription offering, completed in 1988, to ALZA stockholders. Each ALZA stockholder of record on November 18, 1988 received one right for each share of ALZA Common Stock held. The graph below assumes that one subscription right was sold on the first day of such offering (November 22, 1988) at the price of the rights on such date ($0.50), and the proceeds thereof immediately applied toward the purchase of 0.0212 shares of ALZA's Common Stock at a price based on the closing sales price of ALZA's Common Stock on such date ($23.625). The past performance of ALZA's Common Stock is no indication of future performance.

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
                AMONG ALZA, THE S&P 500 AND THE S&P DRUGS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ALZA      S&P DRUGS    S&P 500
1984             100          100        100
1985          161.84        144.1     131.73
1986          196.05       199.25     156.32
1987          282.89       220.65     164.53
1988          240.51       256.83     191.86
1989          471.62       384.61     252.66
1990          546.86        439.6      244.8
1991          1056.1       724.38     319.39
1992         1010.41       580.67     343.73
1993          621.55       529.63     378.38
1994          396.03        616.6     383.37

    The S&P Drugs Index includes the following: Eli Lilly and Company, Merck & Co., Inc., Pfizer, Inc, Schering-Plough Corporation, Syntex Corporation (through June 6, 1994) and The Upjohn Company.

                           BENEFICIAL STOCK OWNERSHIP

    The following table sets forth beneficial ownership of ALZA's Common Stock as of March 1, 1995 (except as otherwise noted) (i) by each person, entity or "group" of persons or entities known by ALZA to be beneficial owners of more than 5% of ALZA's Common Stock, (ii) by each director, including nominees, and each of the Named Executive Officers, and (iii) by all executive officers and directors as a group. Except as described below, each person has sole voting and dispositive power with respect to the Common Stock described in the table.

                                                                                AMOUNT AND
                                                                                NATURE OF        PERCENT
                                                                                BENEFICIAL         OF
NAME                                                                         OWNERSHIP (1)(2)   CLASS (3)
- ---------------------------------------------------------------------------  ----------------   ---------
                                                                                10,084,849        12.3%
J.P. Morgan & Co. Incorporated ............................................
 and its subsidiaries
 23 Wall Street
 New York, NY (4)
                                                                                 4,734,235         5.8
Ciba-Geigy Corporation ....................................................
 444 Saw Mill River Rd.
 Ardsley, NY (5)
                                                                                    42,000        --
William G. Davis ..........................................................
                                                                                    60,000        --
Adrian M. Gerber ..........................................................
                                                                                   298,700        --
Martin S. Gerstel .........................................................
                                                                                    16,884        --
Dr. Robert J. Glaser ......................................................
                                                                                   135,000        --
Dr. Ernest Mario ..........................................................
                                                                                    16,000        --
Dean O. Morton ............................................................
                                                                                    45,163        --
Rudolph A. Peterson .......................................................
                                                                                    10,000        --
Dr. Samuel R. Saks ........................................................
                                                                                   430,799        --
Dr. Jane E. Shaw (6) ......................................................
                                                                                    21,608        --
Isaac Stein ...............................................................
                                                                                   153,679        --
Julian N. Stern ...........................................................
                                                                                   225,773        --
Dr. Felix Theeuwes ........................................................
                                                                                   955,950         1.2
Dr. Alejandro Zaffaroni ...................................................
                                                                                 2,794,490         3.4
All Executive Officers and Directors as a group (19 persons) ..............

- ------------------------
(1) Includes outstanding stock options, exercisable on or before April 30, 1995, to purchase the number of shares of ALZA Common Stock set forth below: 40,000 for Mr. Davis; 60,000 for Mr. Gerber; 115,000 for Mr. Gerstel; 6,000 for Dr. Glaser; 115,000 for Dr. Mario; 6,000 for Mr. Morton; 15,000 for Mr. Peterson; 10,000 for Dr. Saks; 270,000 for Dr. Shaw; 10,000 for Mr. Stein; 46,000 for Mr. Stern; 42,000 for Dr. Theeuwes; and 857,400 for all executive officers and directors as a group.
(2) Excludes shares covered by outstanding warrants, each to purchase one-eighth of one share of ALZA Common Stock at a price of $65 per share, exercisable at any time commencing on the earlier of June 11, 1996 or the date ALZA exercises its purchase option with respect to all outstanding Class A Common Stock of TDC and expiring on December 31, 1999.
(3) Percentages are not shown if holdings total less than 1% of total outstanding shares.
(4) Information is as of December 31, 1994 as provided by the holder in Amendment No. 8 to its Schedule 13G dated December 31, 1994 and filed with the Securities and Exchange Commission. As to such shares, the holder has provided the following information: sole voting power -- 5,465,773 shares; shared voting power -- 100,547 shares; sole dispositive power -- 9,925,302 shares; and shared dispositive power -- 157,347 shares.
(5) Information is as of December 31, 1994 as provided by the holder. As to such shares, 2,754,820 shares are owned by Ciba-Geigy Corporation ("Ciba-Geigy") and held in escrow under an Escrow Agreement dated as of March 15, 1991 between Ciba-Geigy and Chemical Bank, as Escrow Agent, to provide for the exchange of Exchangeable Subordinated Debentures issued by Ciba-Geigy.
(6) Includes 43,844 shares allocated to Dr. Shaw's spouse's individual retirement account.

                              CERTAIN TRANSACTIONS

    In June 1990, ALZA made a loan in the amount of $80,000 to Adrian M. Gerber, Executive Vice President, Commercial Development of ALZA, in connection with his offer of employment and relocation to California. This loan was refinanced by ALZA on August 15, 1993. The loan bears interest at the rate of 3.62% per annum and is payable in full on or before August 15, 1996. At December 31, 1994, the outstanding principal and accrued interest on the loan totalled $109,861. Repayment of the loan is secured by a second deed of trust on Mr. Gerber's residence.

    ALZA and Dr. Jane E. Shaw have entered into an agreement in connection with the termination of Dr. Shaw's employment as President and Chief Operating Officer of ALZA. Under that agreement, Dr. Shaw will be a consultant to ALZA from October 1, 1994 through June 30, 1996, and will receive a consulting fee of $14,583 per month through June 1996. She has received a payment of $74,098 in March 1995, representing consulting fees accrued through the time of such payment. Under the agreement, all of Dr. Shaw's outstanding stock options (for a total of 270,000 shares of ALZA Common Stock) are fully exercisable, and will remain exercisable until 30 days after the termination of the consulting arrangement. Under the agreement, Dr. Shaw will also receive a total of $307,432, of which $74,098 was paid in March 1995 and the remainder is payable in 16 equal monthly installments beginning March 31, 1995. The agreement prohibits Dr. Shaw from providing services to, or undertaking activities with, certain competitors of ALZA in the drug delivery field. The agreement contains standard provisions such as release of claims, continuing confidentiality obligations and similar provisions. The consulting fees and other monthly payments payable to Dr. Shaw for fiscal 1994 are reported in the Summary Compensation Table above.

    During 1994 ALZA entered into an arrangement with Pharmaceutical Product Development ("PPD"), a contract research organization, pursuant to which PPD is conducting a large multi-site clinical study on ALZA's behalf. Under that arrangement, ALZA has paid PPD approximately $500,000 since the beginning of 1994, and additional amounts will be paid as the study continues. Dr. Ernest
Mario, Co-Chairman, Chief Executive Officer and a director of ALZA, is the non-employee chairman of the board of directors of PPD and the owner of approximately 10.5% of the stock of PPD.

    ALZA and Affymax N.V. ("Affymax") have a partnership agreement for joint development and commercialization of products incorporating compounds modified by Affymax and ALZA's electrotransport technology. Dr. Alejandro Zaffaroni, Dr. Robert J. Glaser and Julian N. Stern, directors and stockholders of ALZA, were directors and stockholders of Affymax until March 1, 1995. The agreement with Affymax was approved by a majority of the directors of ALZA who were not also directors of Affymax.

              APPROVAL OF AMENDMENTS TO THE 1992 STOCK OPTION PLAN

BACKGROUND

    Since its inception, ALZA has granted options to employees to purchase shares of its Common Stock. ALZA considers its option program to be an important tool to help ALZA attract, retain and motivate employees, directors and consultants. The program also generates cash for ALZA when options are exercised and, in the case of nonstatutory stock options ("NSOs") or disqualifying dispositions of incentive stock options ("ISOs"), tax deductions and possible tax credits. The 1992 Stock Option Plan (the "Plan"), which provides for the grant of options to purchase 3,000,000 shares of Common Stock, was approved by the stockholders in May 1992 to replace all then-existing stock option plans. As of March 1, 1995, employees, directors and consultants held unexercised options (granted under the Plan and all predecessor stock option plans) covering 4,321,819 shares of Common Stock, with an exercise price per share ranging from $5.25 to $49.25, and 466,318 shares remained available for the grant of options under the Plan.

PROPOSAL

    Subject to stockholder approval, the Board has approved the amendment and restatement of the Plan to effect the following:

        (i) to increase by 3,000,000 the number of shares of ALZA Common Stock reserved for issuance under the Plan;

        (ii) to limit the number of shares as to which options may be granted to any participant under the Plan in any one year period;

       (iii) to provide for grants of restricted stock under the Plan; and

       (iv) to rename the Plan the ALZA Corporation Amended and Restated Stock Plan.

    INCREASE OF AUTHORIZED SHARES. Subject to stockholder approval, the Board approved an amendment to the Plan increasing the number of shares available for issuance under the Plan by 3,000,000 shares of ALZA Common Stock, for a total of 6,000,000 shares. As of March 1, 1995, only 466,318 shares remained available for the grant of options under the Plan. The purpose of the amendment increasing the authorized shares is to assure continuity of ALZA's option program to help ALZA attract, retain and motivate employees, directors and consultants.

    LIMIT ON NUMBER OF SHARES. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in August 1993, limits the deductibility by public companies of compensation in excess of $1 million per year (subject to certain exceptions) paid to certain executive officers (generally, the chief executive officer and the other four most highly compensated executive officers). As the limit applies in the year in which the compensation is paid, it could apply to income derived from the exercise of certain stock options, measured by the spread between the option exercise price and the fair market value of the stock at the time the option is exercised. Options granted prior to February 17, 1993 are not subject to the deduction limitation under this law.

    "Performance based" compensation is excluded from compensation counted toward the $1 million deduction limit if certain conditions are met. Compensation resulting from the exercise of stock options will be treated as "performance based" and excluded from the limit on deductibility if, among other things, the plan under which the options are granted specifies limits on the number of shares issuable to any participant under the plan and these limits are approved by the issuer's stockholders.

    In order to exclude from the $1 million deduction limit compensation resulting from the exercise of options granted under the Plan since February 17, 1993, the Board has adopted, subject to stockholder approval, an amendment to the Plan to limit the number of shares with respect to which options may be granted to (i) no more than 200,000 shares to any one participant in any one year period, and (ii) no more than 750,000 shares in connection with an offer of employment.

    RESTRICTED STOCK. A restricted stock award is an award of shares of Common Stock which are subject to restrictions on transfer for a period specified by the Compensation and Benefits Committee, unless otherwise determined by the Compensation and Benefits Committee. The holder must pay par value ($.01 per share) for all restricted stock granted. In the event the holder of restricted stock issued under the Plan ceases to be employed by (or to act as a director of or consultant to) ALZA prior to the end of the restriction period, all shares still subject to restriction may be repurchased by ALZA for the price paid by the holder. Before the restriction period expires, unless otherwise determined by the Compensation and Benefits Committee, cash dividends (if any) with respect to shares of restricted stock will be automatically reinvested in additional restricted stock, and dividends payable in stock will be paid in the form of restricted stock. The purpose of the amendment to the Plan permitting restricted stock awards is to provide greater flexibility to help ALZA attract, retain and motivate employees, directors and consultants.

    RENAMING THE PLAN. Due to the amendment permitting grants of restricted stock in addition to options under the Plan, the Board has renamed the Plan the "ALZA Corporation Amended and Restated Stock Plan", subject to stockholder approval of the amendments.

DESCRIPTION OF THE PLAN

    The following is a general summary of the principal provisions of the Plan as it would be amended and restated upon obtaining stockholder approval for the foregoing proposal. Any stockholder who desires to review the text of the Plan may obtain a copy by writing to ALZA, attention Corporate and Investor Relations.

    Under the Plan, options and restricted stock may be granted to employees (including employees who are officers or directors) and/or consultants of ALZA and its subsidiaries, as recommended from time to time by ALZA's Chief Executive Officer or Chief Operating Officer and approved by the Board or a committee of the Board to which administration of the Plan has been delegated. The Board has delegated administration of the Plan to the Compensation and Benefits Committee. In addition, options are periodically granted to non-employee directors pursuant to the automatic grant provisions of the Plan described below. Employees may be granted either ISOs, NSOs or restricted stock. Non-employee directors and consultants may be granted only NSOs or restricted stock.

    A typical option would provide its holder with an opportunity to purchase a specified number of shares of Common Stock within a ten-year period at a price not less than the fair market value of the stock on the date the option was granted. In addition, NSOs could entitle the holder to purchase Common Stock at a price not less than 85% of the fair market value of the stock on the date of grant, but no NSOs have been granted to date at a price of less than 100% of fair market value. (The market value of ALZA Common Stock based on the closing sales price as reported on the composite tape on March 1, 1995 was $22.50 per share.) No consideration is received by ALZA for the granting of options. Generally, options would not be exercisable at grant, but in cumulative increments over time. An optionee may pay the exercise price in cash, by check, by surrender of shares of ALZA Common Stock (but not more frequently than once every six months), by payment in accordance with a permitted cashless exercise program or by any other forms of consideration approved by the administrator of the Plan.

    Options normally would be exercisable for three months after the optionee's employment or other service with ALZA terminates and for one year after the employee's death or permanent and total disability (to the extent exercisable at the time of termination, death or disability), but in neither case beyond the original term of the option. Options may be exercised only by the optionee during the optionee's lifetime and may be transferred only by will, by the laws of descent and distribution, or by a qualified domestic relations order. The Plan limits to $100,000 the value of option stock (measured at the time of the option grant) with respect to which ISOs granted to any one employee may vest in any calendar year. In addition, options covering not more than 200,000 shares (750,000 shares in connection with an offer of employment) may be granted to any one participant in any one year under the Plan.

    The Plan provides for the one-time grant of a NSO to purchase 20,000 shares of Common Stock, at fair market value, to each new non-employee director at the time of an offer of directorship (contingent upon the person becoming a director). Each such option vests in five equal annual installments beginning on the first anniversary of the date on which the director first attends a Board meeting following his or her election as a director. The Plan also provides for the additional grant of a NSO to purchase 10,000 shares of Common Stock, at fair market value, on each fifth anniversary of the date the director first attends a Board meeting during the director's tenure as a non-employee director, also vesting in five equal installments beginning one year after the date of such additional grant.

    The Plan also provides for awards of restricted stock as described under the caption "Restricted Stock" above.

    The Plan has a ten-year term. The Board may terminate or amend the Plan at any time, except that the Plan requires stockholder approval of any increase in the number of shares as to which options or restricted stock may be granted. If not terminated earlier, the Plan would terminate on May 3, 2002. The Plan requires adjustments in options (including adjustments in the number and type of securities covered by options and the exercise price) and in restricted stock awards in the event of a stock split, stock dividend, recapitalization or similar event. The Plan also provides for the automatic acceleration of the vesting of outstanding options (and the lapse of restrictions in the case of restricted stock) if ALZA undergoes certain fundamental changes in its corporate structure.

    The benefits or amounts that will be received by or allocated to the Named Executive Officers, all current executive officers and all other employees under the Plan will not change as a result of the proposed amendments, and are not determinable because all awards are made in the discretion of the Compensation and Benefits Committee. The benefits or amounts that will be received by or allocated to ALZA's non-employee directors under the Plan will not change as a result of the proposed amendments and remain fixed and non-discretionary as set forth above.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

    The following is a general summary of the typical federal income tax consequences of the issuance and exercise of options under the Plan. It does not describe state or other tax consequences of the issuance and exercise of options or the tax consequences of a grant of restricted stock.

    The grant of an ISO has no federal income tax effect on the optionee. Upon exercise, the optionee does not recognize income for "regular" tax purposes; however, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the "option spread") is includable in the optionee's "Alternative Minimum Taxable Income" for purposes of the Alternative Minimum Tax. If the optionee does not dispose of the stock acquired upon exercise of an ISO until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a long-term capital gain. If shares are sold or otherwise disposed of before both of these periods have expired (a "disqualifying disposition"), the option spread at the time of exercise of the option (but not more than the amount of gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain, and as long-term capital gain if the shares have been held more than one year after the date of exercise of the option. ALZA is not entitled to a federal income tax deduction in connection with ISOs, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

    The grant of a NSO has no federal income tax effect on the optionee. Upon the exercise of a NSO, the optionee has taxable ordinary income (and ALZA is entitled to a corresponding deduction) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a NSO, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held.

    In the case of both ISOs and NSOs, special federal income tax rules apply if ALZA Common Stock is used to pay all or a part of the option price.

BOARD RECOMMENDATION AND VOTE REQUIRED

    The Board believes that approval of the proposal to amend and restate the Plan will allow ALZA to continue to provide incentives to attract, retain and motivate personnel through the grant of stock options and restricted stock. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE PLAN. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to approve the proposal.

                         APPROVAL OF AMENDMENTS TO THE
                       1984 EMPLOYEE STOCK PURCHASE PLAN

BACKGROUND

    The 1984 Employee Stock Purchase Plan (the "Purchase Plan") was originally adopted by the Board on July 18, 1984 and approved by the stockholders in 1985. The purpose of the Purchase Plan is to enhance relations with employees, to encourage and assist employees of ALZA and its subsidiaries to acquire stock in ALZA at a discount through payroll deductions and to help such employees provide for their future financial security.

    Since the Purchase Plan's adoption in 1984, the number of shares of ALZA Common Stock available for purchase under the Purchase Plan has been increased only once, while the number of ALZA employees has more than tripled. As of March 1, 1995, in the eleven years of the Purchase Plan 1,002,134 shares have been purchased by employees pursuant to the Purchase Plan and it is expected that approximately 175,000 shares will be purchased on the next purchase date (June 30, 1995), leaving only 372,866 shares available for purchase.

PROPOSAL

    Subject to stockholder approval, the Board has approved the amendment and restatement of the Purchase Plan to effect the following:

        (i) to increase by 500,000 shares the number of shares of Common Stock reserved for issuance under the Purchase Plan;

        (ii) to provide for the purchase of shares to occur semi-annually on July 31 and January 31 of each year (or if any such day is not a trading day, on the trading day immediately prior to such day);

       (iii) to permit enrollment in the plan semi-annually on August 1 and February 1 of each year (or if any such day is not a trading day, on the trading day immediately following such day); and

       (iv) to rename the Purchase Plan the ALZA Corporation Amended and Restated Employee Stock Purchase Plan.

    INCREASE OF AUTHORIZED SHARES. Subject to stockholder approval, the Board approved an amendment to the Purchase Plan increasing the number of shares available for purchase under the Purchase Plan by 500,000 shares of ALZA Common Stock, for a total of 2,050,000 shares available for purchase since the Purchase Plan was adopted. The purpose of the amendment increasing the authorized shares is to assure continuity of the Purchase Plan in furtherance of the purposes of the Purchase Plan described above.

    SEMI-ANNUAL PURCHASES AND ENROLLMENTS. Currently, the Purchase Plan permits enrollments and purchases only once per year. This results in new employees being denied participation in the Purchase Plan for up to an entire year and locks participating employees into a 12-month investment. Permitting enrollments and purchases twice annually will allow earlier participation by new employees (which may help ALZA attract such employees) and will provide greater flexibility and liquidity to existing employees, which could encourage wider participation in the Purchase Plan.

    RENAMING THE PURCHASE PLAN. Due to the foregoing amendments, the Board has renamed the Purchase Plan the "ALZA Corporation Amended and Restated Employee Stock Purchase Plan", subject to stockholder approval of the amendments.

DESCRIPTION OF THE PURCHASE PLAN

    The following is a general summary of the principal provisions of the Purchase Plan as it would be amended and restated upon obtaining stockholder approval for the foregoing proposal. Any stockholder who desires to review the text of the Purchase Plan may obtain a copy by writing to ALZA, attention Corporate and Investor Relations.

    All employees, including officers and directors who are employees, who are customarily employed at least 20 hours per week and five months or more each year by ALZA or any of its subsidiaries, are eligible to participate in the Purchase Plan on the first enrollment date following employment. The enrollment dates are August 1 and February 1 of each year (or if any such day is not a trading day, then the trading day immediately following such day). The plan period with respect to the enrollment of any employee ends on the day before the second anniversary of the applicable enrollment date, with automatic re-enrollment unless the employee notifies ALZA of his or her desire not to be re-enrolled. Participants elect to make contributions by payroll deductions not exceeding 15% of "monthly gross pay" (excluding overtime, bonuses and incentive payments, but including contributions to deferred compensation plans.) No participant may purchase stock under the Purchase Plan to the extent that the purchase would cause shares under that plan and all other "employee stock purchase plans" of ALZA to accrue at a rate which exceeds $25,000 of the fair market value of such shares for any calendar year, measured on the enrollment date. Any employee who would hold 5% or more of the total combined voting power or value of all classes of stock of ALZA immediately after shares are purchased under the Purchase Plan is prohibited from participating in the Purchase Plan.

    On July 31 and January 31 of each year (or if any such day is not a trading day, on the trading day immediately prior to such date), ALZA will apply the funds then in each participant's account to the purchase of shares of ALZA's Common Stock. The purchase price is 85% of the lower of the fair market value of the shares on such date or on the enrollment date for the applicable enrollment period. (The market value of ALZA's Common Stock based on the closing sales price as reported on the composite tape on March 1, 1995 was $22.50 per share.)

    The number of shares reserved under the Purchase Plan may be adjusted in the event of a stock split, stock dividend, recapitalization or other change in the capital stock of ALZA.

    The Purchase Plan is administered by a committee of ALZA employees selected by the Board. The Purchase Plan may be amended, altered or terminated by ALZA at any time in its sole discretion. The benefits or amounts that will be received by or allocated to the Named Executive Officers, all current executive officers and all other employees under the Purchase Plan will not change as a result of the proposed amendments and are not determinable, because all such amounts are based on the amount each employee, in his or her sole discretion, elects to contribute to the Purchase Plan. Non-employee directors are not entitled to participate in the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

    The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Participants will not have taxable income for federal income tax purposes either upon the grant of the right to purchase shares under the Purchase Plan or when the shares are purchased. If shares purchased under the Purchase Plan are held for more than two years from the enrollment date for the plan period in which they were purchased and for more than one year from the date on which they were purchased, any gain realized on a sale of such shares in an amount equal to the lesser of (i) the excess of the sale price over the amount paid for the shares, or (ii) 15% of the fair market value of the shares on the applicable enrollment date, is taxable as ordinary income. Any gain in addition to such amount is taxable as long-term capital gain. However, if the shares are sold within either the one- or two-year period described above, the participant will have taxable ordinary income to the extent that the fair market value of the shares on the date of purchase is greater than the purchase price. The difference, if any, between the sale price and the fair market value of the shares on the date of purchase will be long- or short-term capital gain or loss, depending on the amount of time the shares have been held. To the extent a participant has taxable ordinary income on a disposition of the shares purchased under the Purchase Plan by failing to meet either of the holding period requirements, ALZA generally will be entitled to a deduction for federal income tax purposes.

BOARD RECOMMENDATION AND VOTE REQUIRED

    The Board believes that approval of the proposal to amend and restate the Purchase Plan will allow ALZA to continue to provide to its employees opportunities to invest in ALZA and will provide greater flexibility to employees and management in a changing economic environment. ACCORDINGLY, THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE PURCHASE PLAN. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to approve the proposal.

                              STOCKHOLDER PROPOSAL

    David A. Dominico, Chairman of the Board of Trustees of the Laborers' District Council and Contractors' Pension Fund of Ohio, 7420 Worthington-Galena Road, Worthington, Ohio, 43805, the beneficial owner of 3,700 shares of Common Stock, has given notice that he, or his representative, will present the proposal set forth below at the Annual Meeting. For the reasons set forth below, ALZA's Board of Directors recommends a vote "AGAINST" this proposal. The text of Mr. Dominico's proposal is as follows:

        "RESOLVED: That the shareholders of ALZA Corporation ("Company") recommend that our Board of Directors take the necessary steps to adopt and implement a policy of cumulative voting for all elections of directors.

                             "SUPPORTING STATEMENT

        "In the American corporate governance system, the election of corporate directors is the primary vehicle for shareholders to influence corporate affairs and exert accountability on management. We believe that the Company's financial performance is affected by its corporate governance policies and procedures and the level of accountability they impose. We believe cumulative voting increases the possibility of electing independent-minded directors that will enforce management's accountability to shareholders.

        "The election of independent-minded directors can have an invigorating effect on the Board of Directors, fostering improved financial performance and increased shareholder wealth. Management nominees often bow to a Chairman's desires on business strategies and executive pay without question.

        "Cumulative voting grants shareholders the number of votes equal to the number of shares owned multiplied by the number of directors to be elected. The shareholder may cast all of his or her votes for a single director or apportion the votes among the candidates.

        "Currently, the Company's Board of Directors is composed entirely of management nominees. Cumulative voting places a check and balance on management nominees by creating more competitive elections.

        "The argument that the adoption of cumulative voting will lead to the election of dissidents to the Board of Directors who represent the special interests of a minority of shareholders instead of the best interests of all shareholders is misleading. Legally binding standards of fiduciary duty compel all directors, no matter what combination of shareholders elected them, to act in the best interest of all shareholders. Any director who fails to respect the fiduciary duties of loyalty and/or care exposes himself or herself to significant liability. Legal recourse is available to correct any breached fiduciary duty.

        "We do not accept the claim that in the complex world our Company competes in, an honest difference of opinion over business strategies and other policies of the company makes the minority view a so called 'special interest'. Quite the contrary, dissent stimulates debate which leads to thoughtful action. Cumulative voting will increase the competitiveness of director elections. We believe competitive elections for director will deter complacency on the Board of Directors, which in turn will improve the performance of our Company and increase shareholder wealth.

        "We urge your support for this proposal."

COMMENT AND RECOMMENDATION BY BOARD

    ALZA'S BOARD OF DIRECTORS OPPOSES THE STOCKHOLDER PROPOSAL. The Board believes that directors should be chosen for their capability and willingness to represent all stockholders and ALZA. The Board believes that the current voting system, in which all of the directors are elected by the holders of a majority of the shares present at the annual meeting, most effectively meets this goal and provides the best assurance that the directors' decisions will be in the best interests of the Company and all stockholders. The cumulative voting suggested in the stockholder proposal could allow a relatively small group of stockholders to elect one or more directors. A director elected in this manner could represent the special interests of the group electing the director, rather than the stockholders as a whole. Such partisanship among directors and voting on behalf of special interests could interfere with the effective functioning of the Board and be contrary to the interests of ALZA and its stockholders. The Board of Directors believes that the current method of voting for directors results in a Board that acts for the benefit of ALZA and all its stockholders.

    Finally, under the corporation law of the State of Delaware, where ALZA is incorporated, the action recommended in this proposal could be taken only if the Board of Directors were to recommend an amendment to ALZA's Certificate of Incorporation to establish cumulative voting, and to direct that the amendment be submitted to a vote of the stockholders. The Board of Directors has not recommended and does not recommend such an amendment. Therefore, a vote in favor of this proposal would be only an advisory recommendation to the Board.

BOARD RECOMMENDATION AND VOTE REQUIRED

    THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THE STOCKHOLDER PROPOSAL. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to a vote at the meeting is required to approve the proposal. Proxies received will be voted "AGAINST" the stockholder proposal unless marked to the contrary.

                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board recommends that the stockholders ratify the appointment of Ernst & Young LLP as independent auditors to audit the financial statements of ALZA for the year ending December 31, 1995. Ernst & Young LLP (and its predecessor company) has acted as ALZA's auditor since ALZA's inception. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. A favorable vote of a majority of the shares present and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP.

                         ANNUAL REPORT TO STOCKHOLDERS

    ALZA's Annual Report to Stockholders for the year ended December 31, 1994, containing the audited consolidated balance sheets as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the past three fiscal years, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

                             STOCKHOLDER PROPOSALS

    ALZA will, in future proxy statements of the Board, include stockholder proposals complying with the applicable rules of the Securities and Exchange Commission and the procedures set forth in ALZA's Bylaws. In order for a proposal by a stockholder to be included in the proxy statement of the Board relating to the annual meeting of stockholders to be held in the spring of 1996, that proposal must be received in writing by the Secretary of ALZA no later than November 22, 1995.

                                 OTHER MATTERS

    The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxy holders.

                                          By Order of the Board of Directors,

                                                JULIAN N. STERN
                                                   SECRETARY

Palo Alto, California
March 21, 1995

    YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

                        ALZA CORPORATION
                      AMENDED AND RESTATED
                   EMPLOYEE STOCK PURCHASE PLAN

     1. PURPOSE. The ALZA Corporation Amended and Restated Employee Stock Purchase Plan (the "Plan") is designed to foster continued cordial employee relations, to encourage and assist employees of ALZA Corporation (the "Company") and its subsidiaries to acquire stock in the Company and to help them provide for their future financial security.

     2.   SHARES SUBJECT TO PLAN

          (a)  NUMBER OF SHARES:  The Company has reserved for purchase under the Plan a total of 2,050,000 shares of its Common Stock (the "Shares"). Shares sold under the Plan may be newly or previously issued shares, but all shares issued under the Plan, regardless of source, shall be counted against the 2,050,000 share limitation. If at any time the available Shares are oversubscribed, subscriptions shall be reduced proportionately to eliminate
the oversubscription.   Any funds credited to a member that cannot be applied
to the purchase of Shares due to oversubscription shall be promptly refunded to the member.

          (b) ADJUSTMENTS: In the event of any reorganization, recapitalization, stock split, reserve stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the structure of the capital stock of the Company, the Company may make such adjustment, if any, as it may deem appropriate in the number, kind and subscription price of the securities available for purchase under the Plan and in the maximum number of securities that a member is entitled to purchase. The Company may make any further adjustments it deems necessary to insure the qualification of the Plan under Section 423 or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code").

     3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by such officers and employees of the Company or other persons as the Board of Directors of the Company from time to time may select (the "Plan Committee"). All costs and expenses incurred in administering the Plan shall be paid by the Company, provided that any taxes applicable to a member's participation in the Plan may be charged to the member by the Company.

          The Plan Committee may make such rules and regulations as it deems necessary to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Plan Committee in connection with the construction, interpretation, administration or application of the Plan or any right granted under the Plan shall be final, conclusive and binding upon all persons. No member of the Plan Committee shall be liable for any determination, decision or action made.

     4. ELIGIBILITY. Any employee who is customarily employed by the Company or a subsidiary for 20 hours per week or more and five months or more in any calendar year (except any employee who would own, directly or indirectly, five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries immediately after Shares are purchased under the Plan) shall be eligible to become a member of and to participate in the Plan beginning on the first Enrollment Date following his or her employment with the Company or a subsidiary.

          For purposes of the Plan, "employee" shall mean any individual who performs services for the Company or a subsidiary pursuant to an employment relationship described in Treasury Regulations Section 31.3401(c)-1; and "subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, as of a given Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     5.   PARTICIPATION.

          (a) ENROLLMENT: Any eligible employee may enroll or re-enroll in the Plan as of any February 1 or August 1 (or if either such date is not a trading date, as of the trading date immediately following such date) (each an "Enrollment Date") for a period of 24 months (an "Offering Period") commencing on the applicable Enrollment Date and ending on the fourth Purchase Date following the applicable Enrollment Date. In order to enroll, an eligible employee must deliver to the Company a completed and signed "Employee Stock Purchase Plan Subscription Agreement" indicating the employee's acceptance of the Plan and agreement to participate in the Plan. Forms must be received by the Company no later than an Enrollment Date and shall be effective as of such Enrollment Date. Participation in the Plan is entirely voluntary.

          (b) RE-ENROLLMENT UPON EXPIRATION OF OFFERING PERIOD: At the end of a member's then-current Offering Period, the member automatically shall be enrolled in the next succeeding Offering Period (a "Re-enrollment") unless, in a manner and at a time specified by the Company, but in no event later than the day before the first day of such succeeding Offering Period, the member notifies the Company in writing of the member's desire not to be so enrolled. Re-enrollment shall be at the same percentage of contributions as the member's prior participation unless the member by timely written notice changes the percentage of contribution. No member shall be automatically re-enrolled whose participation terminates by operation of Section 9 or who, during the preceding Offering Period, has reduced his or her percentage of contribution to 0% or has notified the Company in writing of the member's withdrawal from participation in the Plan.

          (c) AUTOMATIC RE-ENROLLMENT ON LOWER PRICE ENROLLMENT DATE: In the event that the fair market value of the Company's Common Stock is lower on any Enrollment Date (the "Lower Price Enrollment Date") than it was on the Enrollment Date on which a participating member last enrolled in the Plan, such member shall be deemed to have re-enrolled in the Plan on such Lower Price Enrollment Date for the next succeeding Offering Period. A participant may elect not to re-enroll on a Lower Price Enrollment Date by filing a written statement declaring such election with the Company prior to such Lower Price Enrollment Date.

     6. MEMBER'S CONTRIBUTIONS. Each member shall make contributions by payroll deduction of any whole percentage up to 15% of the member's monthly gross pay, as designated by the member. "Monthly Gross Pay" shall include total salary and wages before any tax reduction plan decreases and shall exclude overtime pay, moving allowances, participation in clinical studies, bonus payments (including PACE awards), income arising from stock options, imputed income due to fringe benefits and similar items. Contributions shall not be made other than in accordance with this Section 6.

          At any time, a member may elect in writing to decrease the member's rate of contribution. An election to decrease the rate of contribution or to stop contributing totally will take effect on the soonest practicable payroll date following receipt by the Company of the written election. Any election by a member to decrease his or her payroll deductions to 0% shall be deemed to be an election to withdraw from the Plan effective immediately following the purchase of Shares on the next Purchase Date. Such member's participation in the Offering Period shall continue until the next Purchase Date; thereafter, the member may enroll on any subsequent Enrollment Date for a new Offering Period.

          A written election to increase the rate of contribution received by the Company from a member during the first eighteen months of the then current Offering Period will become effective on the soonest practicable payroll date following the Company's receipt of such election and will not constitute a new enrollment. An election to increase the rate of contribution received by the Company from a member during the last six months of the current Offering Period will become effective on the Enrollment Date immediately following the Company's receipt of such election and will constitute a new enrollment.

          Notwithstanding any other provision of the Plan, no member may receive a right to acquire Shares under the Plan (and all other employee stock purchase plans of the Company and its subsidiaries that are qualified or intended to be qualified under Section 423 or any successor provision of the
Code) that accrues at a rate in excess of $25,000 of fair market value of such Shares for any calendar year (determined as of the Enrollment Date).

          Employee contributions may be commingled with other Company funds free of any obligation of the Company to pay interest on such funds but shall be credited to each member as soon as practicable after each withholding.

     7.   PURCHASE RIGHTS

          (a)  GRANT OF PURCHASE RIGHTS.  Enrollment by a member in the
Plan on an Enrollment Date will constitute the grant by the Company to the Member of rights to purchase Shares under the Plan. Upon enrollment, unless otherwise determined by the Plan Committee, a member will become eligible for the grant of purchase rights for the number of Shares equal to $75,000 divided by the fair market value of a Share determined at the grant date of such purchase right. Any member whose purchase rights expire and who has not withdrawn from the Plan will automatically be re-enrolled in the Plan and granted new purchase rights (equal in number to the number of expiring purchase rights) on the Enrollment Date immediately following the Purchase Date on which the Member's then current purchase rights expire. Any member who is deemed to have re-enrolled on a Lower Price Enrollment Date will be granted new purchase rights for the number of Shares equal to $75,000 divided by the fair market value of a Share on the Lower Price Enrollment Date.

          (b) TERMS AND CONDITIONS OF PURCHASE RIGHTS. Each purchase right granted under the Plan shall have the following terms:

                (i) whether or not Shares have been purchased thereunder, the purchase right will expire on the earliest to occur of (A) the completion of the purchase of Shares on the last Purchase Date occurring within 24 months of the Enrollment Date on which such purchase right was granted, or such shorter period as may be established by the Board of Directors from time to time prior to an Enrollment Date for all purchase rights to be granted on such Enrollment Date, or (B) the date on which participation of such member in the Plan terminates for any reason;

               (ii) payment for Shares purchased under the purchase rights will be made only through payroll deduction in accordance with Section 6;

              (iii) purchase of Shares upon exercise of the purchase rights will be accomplished only in installments in accordance with Section 8;

               (iv) the purchase price per Share under the purchase rights will be determined as provided in Section 8; and

                (v) the purchase rights will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Plan Committee from time to time.

     8. ISSUANCE OF SHARES. On each January 31 and July 31 (or if either such date is not a trading date, on the last trading date immediately prior to such date) during an Offering Period (each a "Purchase Date"), so long as the Plan shall remain in effect, the Company shall apply the funds then credited to each member's account to the purchase of whole Shares. The cost or charge to each member's account shall be 85% of the fair market value of one share of ALZA Common Stock on the applicable Enrollment Date or on the Purchase Date, whichever is lower, as determined in good faith by the Plan Committee, multiplied by the number of Shares purchased.

          After the purchase of Shares on a Purchase Date, any funds credited to a member equalling less than the sum required to purchase a whole Share shall be held for purchases on the next succeeding Purchase Date. Upon the effective date of a member's written election to withdraw from participation in the Plan for the then-current Offering Period, any funds then credited to the member shall, for purposes of this Section 7, cease to be credited to such member and shall be refunded to the member. The Company shall, promptly after each Purchase Date so long as the Plan is in effect, issue to the member entitled thereto the Shares purchased by the member under the Plan. No member shall have rights as a stockholder of the Company until such Shares are issued.

     9. TERMINATION OF MEMBERSHIP. A member's participation in the Plan shall terminate, and no Shares may thereafter be purchased by such member under the Plan, (a) when the member ceases to be employed by the Company and its subsidiaries for any reason whatsoever, (b) when the member dies, or (c) 90 days after the member ceases to receive any compensation from the Company and its subsidiaries unless, in the case of (c) above, (i) such cessation is due to a leave of absence in accordance with policies of the Company or approved by the person or persons appointed by the Company to administer the Plan and (ii) the member's right to reemployment is guaranteed by statute or contract.

     10. WITHDRAWAL OF FUNDS. A member may withdraw all or part of the funds contributed by such member to the Plan at any time prior to the use of the funds for the purchase of Shares. A member may make only one withdrawal of funds per calendar quarter. The member may not, after any withdrawal, return any such funds to the Company and require the Company to apply the funds to the purchase of Shares.

     11. BENEFICIARY. Each member may designate in writing one or more beneficiaries and may, in such member's sole discretion, change such designation from time to time. Any such designation shall be effective only after receipt by the Company and shall be controlling over any disposition by will or otherwise.

          Upon the death of a member, amounts remaining credited to the member shall be paid in cash to the beneficiary or beneficiaries designated by the member or, in the absence of such designation, to the executor, administrator or other legal representative of the member's estate. Such payment shall relieve the Company of further liability under the Plan on account of the member. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the member gave contrary instructions in such designation.

     12.  MODIFICATION, TERMINATION.  The Company expects to continue the
Plan until such time as all of the Shares reserved for purchase under the Plan have been purchased. However, the Company reserves the right to amend, alter or terminate this Plan at any time. No amendment shall be effective unless, within one year after it is adopted by the Company's Board of Directors, it is approved by the holders of a majority of the voting power of the Company's outstanding shares, if such amendment would:

           (i) increase the number of Shares reserved for purchase under the Plan;

          (ii) materially increase the benefits to participants; or

         (iii) materially modify the requirements for participation.

          The Board of Directors may elect to terminate any or all outstanding enrollments at any time. In the event the Plan is terminated, the Board may also elect either to terminate enrollments upon completion of the purchase of Shares on the next Purchase Date, or to permit enrollments to expire in accordance with their terms (and participation to continue through such expiration dates). If the enrollments are terminated prior to expiration, any funds contributed to the Plan that have not been used to purchase Shares shall be returned to the members as soon as administratively feasible.

          If at any time the Shares available under the Plan are over-enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Any funds that cannot be applied to the purchase of Shares due to over-enrollment shall be refunded to members as soon as administratively feasible.

     13. ASSIGNABILITY OF RIGHTS; CREATION OF LIENS. No rights of any member under the Plan shall be assignable by the member, by operation of law or otherwise, and no person may create a lien on any funds, securities or any other property, except to the extent that there has been a designation of a beneficiary or beneficiaries in accordance with the Plan, and except to the extent permitted by the laws of descent and distribution if such beneficiary is not designated. Prior to the purchase of any Shares under the Plan, each member shall be required to sign a statement to the foregoing effect. A member's right to purchase Shares under the Plan shall be exercisable only during the member's lifetime and only by the member.

     14. PARTICIPATION IN OTHER PLANS. Except as provided in Section 6, nothing in the Plan shall affect an employee's right to participate in and receive benefits under the then-current provisions of any pension, insurance or other employee benefit plan or program of the Company or a subsidiary.

     15. REPORTS. The Company shall make available to members copies of all communications with holders of Common Stock, including annual and interim reports. In connection with the issuance of Shares under the Plan, the Company shall provide each member with a summary of such member's total contributions during the preceding Offering Period, and the number of Shares purchased, purchase price and the balance of funds, if any, in the member's account.

     16. EQUAL RIGHTS AND PRIVILEGES. All members shall have equal rights and privileges with respect to the Plan to the extent necessary to cause the Plan to qualify as an "employee stock purchase plan" within the meaning of
Section 423 or any successor provision of the Code and the regulations promulgated thereunder. This Section 16 shall take precedence over all other provisions of the Plan.

     17. APPLICABLE LAW. The interpretation, performance and enforcement of the Plan shall be governed by the laws of the State of California.

     18. EFFECTIVE DATE; TRANSITION PROVISIONS . The Plan amendments embodied in this Amended and Restated Employee Stock Purchase Plan are effective July 2, 1995, provided, however, that notwithstanding Sections 5(a) and 8, (a) no enrollment date will occur on August 1, 1995; (b) the two Offering Periods existing on the effective date of these amendments (i.e., the Offering Periods commencing July 1, 1994 and July 1, 1995) will each continue for 25 months (to July 31, 1996 and July 31, 1997, respectively) and (c) since no Purchase Date occurred in January of 1995 with respect only to the Offering Period commencing July 1, 1994 and ending on July 31, 1996, only three Purchase Dates (June 30, 1995, January 31, 1996 and July 31, 1996) will occur during such Offering Period.

     18. APPROVAL. The Plan was originally approved by the Company's Board of Directors on July 18, 1984 and by holders of the majority of the voting power of all outstanding shares of the Company on April 25, 1985. This Amended and Restated Plan was approved by the Company's Board of Directors on February 16, 1995 and by the Company's stockholders on May __, 1995.

                                ALZA CORPORATION
                         AMENDED AND RESTATED STOCK PLAN

     1. PURPOSE. The purpose of this ALZA Corporation Amended and Restated Stock Plan (the "Plan") is to attract, retain and motivate key employees (including employees who are also directors), directors and consultants of ALZA Corporation (the "Company") and its subsidiaries by giving them the opportunity to acquire stock ownership in the Company. Grants under this Plan may consist of incentive stock options, intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"), or nonstatutory stock options (in either case, where unspecified, "options"). This Plan also provides for the award of restricted stock.

     2. EFFECTIVE DATE AND TERM OF PLAN. The effective date of this Plan is May 4, 1992, the date of the approval of the 1992 Stock Option Plan by the Company's stockholders. This Plan shall terminate automatically ten (10) years after its effective date unless terminated earlier by the Board of Directors (the "Board") under Section 13 hereof. No grant of options or restricted stock shall be made after termination of this Plan, but all grants made prior to termination shall remain in effect in accordance with their terms.

     3.   SHARES SUBJECT TO THE PLAN.

          (a)  NUMBER AND SOURCE OF SHARES.  Subject to the provisions of
Section 9, the total number of shares of stock reserved for grants under this Plan is 6,000,000 shares of Common

Stock, $. 01 par value, of the Company (the "Stock"). If any option terminates or expires without being exercised in full, or if any shares of Stock issued as restricted stock are forfeited prior to conferring on their holder benefits of ownership other than voting rights or accumulated dividends that are not realized, the shares issuable under such option or so forfeited shall become available again for grant under this Plan. The shares to be issued hereunder may consist of authorized and unissued shares or treasury shares.

          (b) INDIVIDUAL LIMITATION. The Company may not grant options covering in the aggregate more than 200,000 shares of Stock (subject to adjustments and substitutions as required under Section 9 below) to any one participant in any one-year period, except that, at the time of an offer of employment, the Company may grant options covering in the aggregate up to 750,000 shares of Stock (subject to adjustments and substitutions as required under Section 9 below).

     4. ADMINISTRATION OF THE PLAN. This Plan shall be administered by the Board or by a committee that meets the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 as in effect from time to time (in either case, the "Administrator"). The Administrator may delegate nondiscretionary administrative duties to such employees of the Company or a subsidiary as it deems proper. The Administrator may also make rules and regulations which it deems useful to administer this Plan. Any decision or action of the Administrator in connection with this Plan or any options or restricted stock granted or shares of Stock purchased under this

Plan shall be final and binding. No member of the Board shall be liable for any decision, action or omission respecting this Plan, or any options or restricted stock granted or shares of Stock issued under this Plan.

     5.   ELIGIBILITY.

          (a) Incentive stock options may be granted under this Plan only to employees of the Company or a subsidiary, including employees who may also be officers or directors of the Company or any subsidiary of the Company. Nonstatutory options and restricted stock may be granted to employees (including employees who are also directors), directors, consultants and potential employees (in contemplation of and subject to employment) of the Company or any subsidiary of the Company; provided, however, that grants to directors who are not also employees of the Company may be made only in accordance with Section 5(b) below. Participants in this Plan shall be recommended for grants hereunder by the Chief Executive Officer or Chief Operating Officer of the Company and approved by the Administrator. Determination by the Administrator as to eligibility shall be conclusive.

          (b) Notwithstanding any other provision of this Plan, directors who are not also employees of the Company may receive grants under this Plan only in accordance with this Section 5(b). Automatically and in connection with the offer of directorship to a person who is not an employee of the Company, and subject to that person becoming a director of the Company within the time period set forth in the offer, the person shall be granted a nonstatutory option to purchase 20,000 shares of Stock at the fair market value of the Stock on the date of the offer. Such option shall vest in five equal annual increments of 4,000 shares for each increment, beginning on the first anniversary of the date on which the person first attends a meeting of the Board following his or her election as a director (the "Service Date"), and shall be exercisable until the date that is ten (10) years after the date of grant. Assuming that the director is a non-employee director on the fifth anniversary of his or her Service Date, such director automatically shall be granted on such fifth anniversary of his or her Service Date a further nonstatutory option to purchase 10,000 shares of Stock at the fair market value of the Stock on the date of the grant. Such additional option shall vest in five equal annual increments of 2,000 shares each, beginning one year after the date of grant, and shall be exercisable until the date that is ten (10) years after the date of grant. Thereafter, on each subsequent fifth anniversary of his or her Service Date, assuming the director is then a non-employee director, a further option to purchase an additional 10,000 shares of Stock automatically shall be granted to such director on the same basis as set forth in the preceding sentence. The Service Date for a director who is also an employee of the Company but who terminates employment with the Company while remaining a director shall, for purposes of this Section 5(b), be deemed to be the date on which such director first attends a meeting of the Board following the termination of his or her employment with the Company. If such director has not been granted options to purchase Stock within five years prior to his or her Service Date, he or she automatically shall be granted a nonstatutory option to purchase 20,000 shares of Stock on the same basis as set forth above for a grant to a person becoming a director of the Company; and, thereafter, on each subsequent fifth anniversary of his or her Service Date, assuming the director is then a non-employee director, a further option to purchase an additional 10,000 shares of Stock automatically shall be granted to such director on the same basis as set forth above for further options. However, if such director has been granted options to purchase Stock within five years prior to his or her Service Date, he or she shall automatically be granted a nonstatutory option to purchase 10,000 shares of Stock on the same basis as set forth above for further options on the fifth anniversary of the date of the last grant of options by the Company to such person prior to the termination of his or her employment with the Company (the "Initial Grant Date"); and, thereafter, on each subsequent fifth anniversary of his or her Initial Grant Date, assuming the director is then a non-employee director, a further option to purchase an additional 10,000 shares of Stock automatically shall be granted to such director on the same basis as set forth above for further options.

     6.   OPTIONS.

          (a) GRANT. The Administrator may, in its discretion, grant options under this Plan at any time and from time to time before the expiration of this Plan. The Administrator shall specify the date of grant or, if it fails to, the date of grant shall be the date of the action taken by the Administrator to grant the option (in either case, the "Grant Date"). If an incentive stock option is approved in anticipation of employment, the Grant Date shall in any event not be prior to the date the intended optionee is first treated as an employee of the Company or any subsidiary for payroll purposes.

          (b) OPTION AGREEMENTS. As soon as practicable after the Grant Date, the Company will provide the optionee a written stock option agreement (the "Option Agreement"), which designates the option as an incentive stock option or nonstatutory option and which identifies the Grant Date, the number of shares of Stock covered by the option, the option price and the terms and conditions for exercise of the option.

          (c) TERMS AND CONDITIONS OF OPTIONS. Options granted under this Plan shall be subject to the following additional terms and conditions and such other terms and conditions not inconsistent with this Plan as the Administrator may impose:

               (i) EXERCISE OF OPTION. In order to exercise all or any portion of an incentive stock option granted under this Plan (or any other option which, by its terms, so requires), an optionee must remain in the employ of the Company or a subsidiary of the Company until the date on which the option (or portion thereof) becomes exercisable (the "Vesting Date"). An option shall be partially exercisable on or after each Vesting Date with respect to the percentage of total shares of Stock covered by the option set out in the Option Agreement.

          If an option (or portion thereof) is not exercised on the earliest Vesting Date on which it becomes exercisable, it may be exercised thereafter at any time prior to its expiration date; provided, however, that in no event may an incentive stock option granted under this Plan be exercised more than ten
(10) years from the Grant Date. If the Company grants an incentive stock option to an optionee who owns, on the Grant Date, directly or by attribution, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the company or any subsidiary, the option shall not be exercisable more than five (5) years after the Grant Date.

          Notwithstanding any other provision of this Plan, to the extent required by Section 422(d) of the Code, the aggregate value of all shares first becoming exercisable by an optionee during any year, under all incentive stock options granted to such optionee covering stock of the Company (or any company which, at the time of grant, was a parent or subsidiary of the Company), shall not exceed $100,000 or such other amount as may be in effect from time to time. If by their terms such incentive stock options, when taken together, would first become exercisable at a faster rate then, except as otherwise specifically provided by the Administrator in its discretion, the portion thereof which exceeds such amount shall be nonstatutory options. For this purpose, value shall be the fair market value of the option stock when the options were granted and options shall be taken into account in the order in which they were granted. In no event may the operation of this Section 6(c)(i) cause an option to vest before its terms or, having vested, cease to be vested.

          Nonstatutory options granted to employees under this Plan shall be exercisable until ten (10) years after the Grant Date, unless the Administrator shall determine otherwise.

               (ii) OPTION PRICE. The option price of incentive stock options shall be at least one-hundred percent (100%) of the fair market value of the shares covered by the option on the Grant Date, as determined in good faith by the Administrator and, in the case of nonstatutory options, shall be at least one-hundred percent (100%) of the fair market value of the shares covered by the option on the Grant Date unless the Administrator specifically determines otherwise, in which event the option price of such nonstatutory options shall not be less than eighty-five percent (85%) of the fair market value of the shares covered thereby on the Grant Date, determined in the same manner. If the Company grants an incentive stock option to an optionee owning on the Grant Date, directly or by attribution, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary, the option price shall be at least one-hundred ten percent (110%) of the fair market value of the shares covered by the option on the Grant Date determined in the same manner.

               (iii) METHOD OF EXERCISE. To the extent the right to purchase shares has accrued, an option (or portion thereof) may be exercised from time to time in accordance with its terms by written notice from the optionee to the Company stating the number of shares with respect to which the option is being exercised and accompanied by payment in full of the exercise price of the shares. Payment may be made in cash, by check, or by delivery of shares of Stock (duly endorsed in favor of the Company or accompanied by a duly endorsed stock power), by a combination of the above, or any other form of consideration approved by the Administrator (including payment in accordance with a cashless exercise program as permitted under Regulation T promulgated by the Federal Reserve Board, as amended from time to time). Any shares delivered to the Company as payment upon exercise of an option shall be valued at their fair market value as of the date of exercise of the option determined in good faith by the Administrator. Options may not be exercised by any optionee by the delivery of shares of stock more frequently than once every six months.

               (iv) RESTRICTIONS ON OPTION SHARES. At the time it grants options under this Plan, the Company may retain for itself (or others) rights to purchase the shares acquired under the option or impose other restrictions on the shares. The terms and conditions of any such rights or other restrictions shall be set forth in the Option Agreement evidencing the option.

               (v) NONASSIGNABILITY OF OPTION RIGHTS. No option shall be transferable other than by will or by the laws of descent and distribution or a qualified domestic relations order and, otherwise during the lifetime of an optionee, only the optionee may exercise an option.

               (vi) EXERCISE AFTER TERMINATION OF SERVICE OR DEATH. If for any reason other than permanent and total disability or death, an optionee ceases to be employed by, or a consultant or director to (if such relationship forms the sole basis for the grant), the Company or a subsidiary, options held at the date of such termination (to the extent then exercisable) may be exercised at any time within three months after the date of such termination (but in no event after the expiration date of the option as set forth in the Option Agreement). If an optionee becomes permanently and totally disabled (within the meaning of

Section 22(e)(3) of the Code) or dies while employed by, or a consultant or director to, the Company or a subsidiary, (or, if the optionee dies within the period that the option remains exercisable after termination of employment, consultancy or directorship), options then held (to the extent then exercisable) may be exercised by the optionee, the optionee's personal representative, or by the person to whom the option is transferred by will or the laws of descent and distribution, at any time within one year after the disability or death or any lesser period specified in the Option Agreement (but in no event after the expiration date of the option as set forth in the Option Agreement).

     7.   RESTRICTED STOCK.

          (a)  GRANT.    The Administrator may grant restricted stock under this
Plan at any time and from time to time before the expiration of this Plan.

          (b) RESTRICTED STOCK AGREEMENT. As soon as practicable after the grant of restricted stock, which in no event shall be later than thirty (30) days after the grant date of the restricted stock, the Company will provide the participant with a written restricted stock agreement setting forth the terms and conditions of the grant (the "Restricted Stock Agreement").

          (c)  PRICE.  Participants awarded restricted stock, within fifteen
(15) days of receipt of the Restricted Stock Agreement, shall pay to the Company an amount equal to the par value of the Stock subject to the grant. If such payment is not made and received by the Company by such date, the grant of restricted stock shall lapse.

          (d) RESTRICTIONS. Subject to the provisions of the Plan and the Restricted Stock Agreement, during a period set by the Administrator, commencing with, and not exceeding ten (10) years from, the grant date of the restricted stock (the "Restriction Period"), the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock. Within these limits, the Administrator may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance or such other factors or criteria as the Administrator may determine.

          (e) DIVIDENDS. Unless otherwise determined by the Administrator, cash dividends with respect to shares of restricted stock shall be automatically reinvested in additional restricted stock, and dividends payable in Stock shall be paid in the form of restricted stock.

          (f) TERMINATION. Except to the extent otherwise provided in the Restricted Stock Agreement and pursuant to Section 7(d), upon termination of a participant's employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

     8.   PAYMENT OF TAXES.
          (a) The exercise of an option (regardless of the form of payment for exercise of the option) or the transfer or other disposition of restricted stock shall be conditioned upon payment in cash, or provision satisfactory to the Administrator for payment to the Company, of any federal and state withholding taxes which, in the Administrator's judgement, are payable in connection therewith.

          (b) If and to the extent consented to by the Administrator in its sole discretion at any time after an election pursuant to this Section 8(b) is made, a participant may elect in writing to have Stock to be obtained upon exercise of an option or lapse of restrictions applicable to restricted stock withheld by the Company on behalf of the optionee to pay the amount of tax required by law (as determined by the Company) to be withheld. Any such election by a participant subject (in the view of the Company) to the "short swing" profit rules of the Securities and Exchange Commission shall be subject to the following limitations: (i) such election must be made at least six months before the date that the amount of tax to be withheld in connection with such exercise or lapse of restrictions is determined (the "Tax Date") and shall be irrevocable; or (ii) such election (A) must be made in (or made earlier to take effect in) any ten-day period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statements of earnings and (B) the option or restricted stock must be held at least six months prior to the Tax Date. Any shares or other securities so withheld will be valued by the Company as of the Tax Date. The right to so withhold shares shall relate separately to each option or any increment thereof.

          (c) If and to the extent consented to by the Administrator in the manner described in Section 8(b), an optionee may elect at any time to deliver previously owned shares of Stock to satisfy the tax obligations in connection with such options or restricted stock.

     9. ADJUSTMENT FOR CHANGES IN CAPITALIZATION. The existence of outstanding options shall not affect the Company's right to effect adjustments, recapitalization, reorganizations, or other changes in its or any other corporation's capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock, the dissolution or liquidation of the Company's, or any other corporation's, assets or business, or any other corporate act whether similar to the events described above or otherwise. Subject to Section 10, if the number of outstanding shares of Stock is increased or decreased in number or changed into or exchanged for a different number or kind of securities of the Company or any other corporation by reason of a recapitalization, reclassification, stock split, combination of shares, stock dividend or other event, the number and kind of securities with respect to which options or restricted stock may be granted under this Plan, the individual limitations under Section 3(b) above, the number and kind of securities as to which outstanding options may be exercised, the option price at which outstanding options may be exercised hereunder shall be proportionately adjusted.

     10. DISSOLUTION, LIQUIDATION, MERGER. In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but in which more than fifty percent (50%) of the shares of its Stock outstanding before the merger are held, after the merger, by holders different from those immediately prior to the merger, or a sale of more than eighty percent (80%) of the assets of the Company, (a) the time at which each outstanding option may be exercised (subject, in the case of incentive stock options, to the limitations on exercisability set forth in Section 6(c)(i) of this Plan) shall be accelerated at a time such that the optionee (upon exercise of the option) would be eligible to receive the consideration payable to holders of Stock in connection with such liquidation, dissolution, merger, consolidation, reverse merger or sale, and (b) the restrictions applicable to any restricted stock shall lapse.

     11. RIGHTS AS STOCKHOLDER. Unless the Plan or the Administrator expressly specify otherwise, a participant shall have no rights as a stockholder with respect to any shares of Stock covered by a grant hereunder until the date of issuance (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent) of a certificate representing the shares of Stock. Subject to Sections 9 and 10, no adjustment shall be made for dividends or other rights for which the record date is prior to the date the certificate is issued.

     12. DISQUALIFYING DISPOSITIONS. If shares of Stock acquired upon exercise of an incentive stock option are disposed of in a "disqualifying disposition" (within the meaning of Section 422 of the Code), the holder of the shares shall notify the Company in writing, within five days after the disposition, of the date and the terms of such disposition. In the event of any such disposition, the holder will comply with any other requirements imposed by the Company in order to enable the

Company to secure the related income tax deduction to which it is entitled.

     13.  TERMINATION OR AMENDMENT.

          (a) The Board may amend, alter or discontinue this Plan, but no amendment, alteration or discontinuance shall be made which would impair the rights of a participant under an outstanding grant without the participant's consent. In addition, the Board may not amend or alter the Plan without the approval of stockholders of the Company entitled to vote at a duly held stockholders' meeting or by an action by written consent and, if at a meeting, a quorum of the voting power of the Company is represented in person or by proxy, where such amendment or alteration would, except as expressly provided in the Plan, increase the total number of shares reserved for issuance pursuant to grants under the Plan or in such other circumstances as the Board deems appropriate to comply with Rule 16b-3 or with Section 422 of the Code or otherwise.

          (b) Notwithstanding Section 13(a), except as may be necessary to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder, the Plan shall not be amended more than once every six months if any such amendment would have the effect of amending in any way the provisions set forth in Section 5(b) of the Plan relating to automatic stock option grants to directors.

     14. PARENT AND SUBSIDIARY. As used in this Plan, "parent" and "subsidiary" mean any corporation in an unbroken chain of corporations which includes the Company if, at the relevant time, each of the corporations other than the last corporation in the chain owns stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock of one of the other corporations in the chain.

     15. GOVERNING LAW. This Plan and the rights of all persons under this Plan shall be construed in accordance with and under applicable provisions of the Code and the laws of the State of California.

                                * * * * * * * * *

          The Board adopted the ALZA Corporation 1992 Stock Option Plan on January 30, 1992 and the stockholders approved it on May 4, 1992. The Board amended the ALZA Corporation 1992 Stock Option Plan on February 16, 1995, renaming it the ALZA Corporation Amended and Restated Stock Plan and the stockholders approved the amendments on May ___ , 1995.

                                ALZA CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

     The undersigned hereby appoint(s) ERNEST MARIO, JULIAN N. STERN and BRUCE
C. COZADD, or any of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of ALZA CORPORATION to be held on May 11, 1995 and at any adjournments and postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.


     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4 AND "AGAINST" PROPOSAL 5. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY ANY MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                      CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE
                                                                       SIDE

  / X / Please mark votes as in this example.

THE BOARD OR DIRECTORS OF ALZA CORPORATION UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4

1. To elect as Class II Directors:
Nominees: Dr. Robert J. Glaser and Dean O. Morton

           /  / FOR   /  / WITHHOLD

/  /  For both nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW /  /


2. To amend and restate ALZA's 1992 Stock Option Plan.

           /  / FOR   /  / AGAINST   /  / ABSTAIN

3. To amend and restate ALZA's 1984 Employee Stock
   Purchase Plan.

           /  / FOR   /  / AGAINST   /  / ABSTAIN

4. To ratify the appointment of Ernst & Young LLP as
   ALZA's Independent public auditors for fiscal 1995.

           /  / FOR   /  / AGAINST   /  / ABSTAIN


THE BOARD OF DIRECTORS OF ALZA CORPORATION UNANIMOUSLY
RECOMMENDS A VOTE "AGAINST" PROPOSAL 5

5.  Stockholder proposal for cumulative voting.


           /  / FOR   /  / AGAINST   /  / ABSTAIN

Please date and sign exactly as name(s) appear(s) herein.
If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual stockholder.

Signature:                               Date
          ------------------------------     ---------------

Signature:                               Date
          ------------------------------     ---------------